Exhibit 4.3

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT TO RIGHTS AGREEMENT, dated as of May 4, 2011 (this “Amendment”), to the Rights Agreement, dated as of November 22, 2002 (the “Original Rights Agreement”), by and between Onvia, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corp. as rights agent (the predecessor rights agent to Computershare Trust Company, N.A., hereinafter, the “Rights Agent”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Original Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Original Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the penultimate sentence of Section 27 of the Original Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Original Rights Agreement in any respect in accordance with the provisions of such Section;

WHEREAS, as of the date hereof, the Rights are redeemable under the Original Rights Agreement; and

WHEREAS, pursuant to the terms of the Original Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Original Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Original Rights Agreement and in this Amendment, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically defined herein, all terms used herein shall have the meaning ascribed to such terms in the Original Rights Agreement.

2. Amendment. Section 7(a) of the Original Rights Agreement is hereby amended to read in its entirety as follows:

“(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at 1745 Gardena Avenue, Glendale, CA 91204, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earliest of (i) May 4, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”) or (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

3. Further Amendments. Consistent with the amendment to Section 7(a) set forth in Section 2 above, Exhibit B and Exhibit C are hereby amended to replace the date “November 22, 2012” with the date “May 4, 2011” in each place it appears.

4. Amendment Only. This Amendment is only an agreement amending and modifying certain provisions of the Original Rights Agreement. All of the provisions of the Original Rights Agreement are incorporated herein by reference and shall continue in full force and effect.

5. Applicable Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such state, without regard to its conflicts of law principles.

6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

7. General.

7.1. Headings. The headings of the sections, subsections, paragraphs or subparagraphs hereunder are provided herein for and only for convenience of reference, and should not be considered in construing their contents.

7.2 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to the Original Rights Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

ONVIA, INC.

By:	/s/ Henry G. Riner
Henry G. Riner
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President

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